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                                                                 EXHIBIT 10.13


                                [QAD letterhead]

January 11, 1997


Dennis Raney
3645 Washington Street
San Francisco, California 94118

Dear Dennis:

It is with a great deal of pleasure that QAD Inc. extends this offer of employment to you. Your position will be a Senior Vice President, Finance and Administration, reporting to the Chief Executive Officer. This is an exempt position. Your primary job responsibilities will be discussed with you after you have started your employment. Your employment effective date of hire will be as soon as practical but within 2 weeks of acceptance of employment. Please bring with you on your start date acceptable evidence of eligibility to work in the United States.

The gross base salary per pay period (24 pay periods per year) will be $10,000.00. Your salary is based on a 40 hour standard work week.

In addition to your Base Salary, you will receive a Bonus according to the QAD Executive Team Compensation Program. The current plan calls for threshold, target and maximum bonus levels based on company and personal performance.
In your case, the target bonus will be 20% of your Base Salary.

You will receive Stock Options of 50,000 shares at $25.00 per share with 5 year annual vesting (20%/20%/20%/20%/20% vesting schedule), commencing on your Start Date.

In the event that the Initial Public Offering of QAD stock (IPO) is priced at less that $30.00 per Share (adjusted for stock splits), your Stock Options will be repriced to the IPO Price less 15%. In the event that an IPO does not occur within 18 months of your State Date, you will have the option to convert your Stock Options to Stock Awards under the current QAD Stock Plan. The details of this conversion will be agreed upon by the parties within 3 months of your Start Date.

You will also receive 5,000 shares of Stock Awards according to the current QAD Stock Plan. These Stock Awards will have 2 your annual vesting (50%/50% vesting schedule), commencing on your Start Date.

You will receive a forgivable Relocation Loan of $100,000.

One third of the Relocation Loan will be forgiven on the first anniversary of your employment, an additional third will be forgiven on the second anniversary and the remaining third will be forgiven on the third anniversary. If you resign or are terminated for cause, you agree to repay the unforgiven part of the Relocation loan in 12 monthly installments at 10% interest.


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QAD will offer the following severance agreement should you be involuntarily terminated from QAD without cause:

       For up to 1 month of employment -- receive 12 months salary After 1 month of employment -- receive 11 months salary After 2 months of employment -- receive 10 months salary After 3 months of employment -- receive 9 months salary After 4 months of employment -- receive 8 months salary After 5 months of employment -- receive 7 months salary After 6 months of employment -- receive 6 months salary

As a full-time employee, you are eligible to participate in the health plan, flexible spending accounts and QAD Inc. 401(k) plan. The company provides you with benefit credits towards your purchase of these programs. Benefits begin on the 31st day from your date-of-employment. You will be provided, under separate cover, a complete benefits package.

In addition to the benefits noted above, you will be eligible to participate in other company benefits including the Profit Sharing Plan and the Employee Stock Ownership Program. You will also receive all standard company-paid holidays, and 15 paid leave days per calendar year (1.25 days per month) to be used for sick time, vacation, or personal time off. Your new hire package contains detailed plan information pertaining to the benefits and programs listed above.

Employment with QAD Inc. is "at will," and either QAD Inc. or you have the discretion to terminate employment at any time and for any reason.

Upon accepting this offer and signing this letter, you hereby confirm that QAD Inc. has not breached or is in conflict with any non-competion agreement nor any agreement to keep confidential information acquired by you prior to joining QAD Inc.

Please sign this letter in the space provided as an indication of your acceptance of this offer. Return your signed acceptance to Lynn Porter, Human Resources Manager, located at 6450 Via Real, Carpinteria, California 93013. If we do not hear from you within 5 days of the date of this letter, this offer will become void.

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We hope you will enjoy your new role with QAD Inc.  We believe that you will enjoy the challenge and the opportunities that exist and will contribute to our mutual growth.


Sincerely,


/s/ KARL F. LOPKER
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Karl F. Lopker
QAD Inc.
Chief Executive Officer


/s/ DENNIS R. RANEY                            January 15, 1997
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Applicant                                      Date

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If you accept this offer, please let us know how you want your name listed on
QAD phone lists:

DENNIS R. RANEY
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